UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): May 24, 2007
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32434	37-1149138
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
440 Maine Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     Mercantile Bancorp, Inc. (the “Company”) announced in a press release on May 24, 2007 it had reached an agreement under which it will divest its 36.4 percent equity interest in New Frontier Bancshares, Inc. (“New Frontier”) of St. Charles, Missouri, in an all-cash transaction valued at $6.8 million. Under terms of the agreement, the Company will sell the 32,647 shares of New Frontier it owns to privately owned T & C Bancorp, Inc. (“T & C Bancorp”) of Quincy, Illinois for consideration of $208 per share.
     The Chairman of the Board, President and majority beneficial shareholder of T & C Bancorp is R. Dean Phillips, who is the beneficial owner of 877,170 shares or approximately 15.04% of the outstanding common stock of the Company according to a report on Schedule 13G he filed with the Securities and Exchange Commission on February 13, 2006.
     The sale is subject to normal approvals by state and federal regulatory authorities. In addition, the sale is subject to the Company’s compliance with a shareholders agreement among the shareholders of New Frontier, under which New Frontier and its other shareholders will have the opportunity to match the terms of the agreement between the Company and T & C Bancorp. The transaction is expected to close in the fourth quarter of this year.
     In evaluating the Company’s opportunities to divest its equity position in New Frontier and, specifically, to identify potential buyers, the Company reviewed prior private transactions in New Frontier’s stock and engaged in discussions with New Frontier’s management, Board of Directors, other shareholders, and other banking organizations. As a result, the Company received two offers for its shares in New Frontier and accepted the offer with the higher purchase price.
     The full text of the press release announcing these items is included herein as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Exhibits
     (c) Exhibits:

Exhibit
Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on May 24, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.
By:	/s/ Ted T. Awerkamp
Name:	Ted T. Awerkamp
Title:	President and Chief Executive Officer

Date: May 24, 2007

3